Exhibit 10.1

APTARGROUP
2018 PERFORMANCE INCENTIVE PLAN

I.
Purposes

The purposes of the AptarGroup Performance Incentive Plan are to retain and motivate the officers and other employees of AptarGroup, Inc., and its subsidiaries who have been designated by the Management Development and Compensation Committee to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period.

II.
Certain Definitions

“Affiliate” means (a) any subsidiary and (b) any other entity in which the Company has a direct or indirect equity interest which is designated an “Affiliate” by the Committee.

“Annual Base Salary” shall mean for any Participant an amount equal to the rate of annual base salary in effect or approved by the Committee or other authorized person, as determined by the Committee for purposes of this Plan, including any base salary that otherwise would be payable to the Participant during the Performance Period but for his or her election to defer receipt thereof.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Management Development and Compensation Committee of the Board or such other committee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the Common Stock is then traded to constitute a compensation committee.

“Common Stock” shall mean Common Stock, par value $.01 per share, of the Company.

“Company” shall mean AptarGroup, Inc., a Delaware corporation and any successor thereto.

“Individual Award Opportunity” shall mean the potential of a Participant to receive an incentive payment if the performance goals for a Performance Period shall have been satisfied. An Individual Award Opportunity may be expressed in U.S. dollars, in Restricted Stock Units or pursuant to a formula that is consistent with the provisions of the Plan.

“Participant” shall mean an officer or other employee of the Company or any of its subsidiaries who is designated by the Company to participate in the Plan for a Performance Period, in accordance with Article III.

“Performance Criteria” shall mean any performance measure established by the Committee, including, but not limited to, one or more of the following objective corporate-wide or Affiliate, business segment, division, operating unit or individual measures:

(a)                                 Profitability Measures:  (i) earnings per share; (ii) earnings before interest and taxes (“EBIT”); (iii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iv) business segment income; (v) net income; (vi) operating income; (vii) revenues; (viii) profit margin; (ix) cash flow(s) and (x) expense reduction;

(b)                                 Capital Return Measures:  (i) return on equity; (ii) return on assets or net assets; (iii) return on invested capital; (iv) EBIT to capital ratio; (v) EBITDA to capital ratio; (vi) business segment income to business segment capital ratio; (vii) working capital ratios; (viii) total shareholder return; (ix) increase in stockholder value; (x) attainment by a share of Common Stock of a specified market value for a specified period of time and (xi) price-to-earnings growth; and

(c)                                  Other Performance Measures:  (i) successful implementation of strategic initiatives relating to cost reduction, revenue production and/or productivity improvement; (ii) successful integration of acquisitions; (iii) market share; (iv) economic value created; (v) market penetration; (vi) customer acquisition; (vii) business expansion; (viii) customer satisfaction; (ix) reductions in errors and omissions; (x) reductions in lost business; (xi) management of employment practices and employee benefits; (xii) supervision of litigation; (xiii) supervision of information technology; and (xiv) quality and quality audit scores.

Each such goal may be measured (A) on an absolute or relative basis; (B) on a pre-tax or post-tax basis or (C) comparatively with current internal targets, the past performance of the Company (including the performance of one or more Affiliates, business segments, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In the case of earnings based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof.

“Performance Period” shall mean any period commencing on or after January 1, 2018 for which performance goals are established pursuant to Article IV.  A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

“Plan” shall mean the AptarGroup Performance Incentive Plan as set forth herein, as it may be amended from time to time.

“Restricted Stock Unit” shall mean a right that entitles the holder thereof to receive, upon vesting, one share of Common Stock on the date of vesting and that is available for grant in accordance with the terms of a stock plan of the Company, the eligible participants in which include Participants.

III.
Administration

3.1.                            General.  The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and any Individual Award Opportunity granted hereunder (including reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

3.2.                            Powers and Responsibilities.  The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1.

(a)                                 to designate the Participants for a Performance Period;

(b)                                 to establish the performance goals and other terms and conditions that are to apply to each Participant’s Individual Award Opportunity, including the extent to which any incentive payment shall be made to a Participant in the event of (i) the Participant’s termination of employment with or service to the Company due to disability, retirement, death or any other reason or (ii) a change in control of the Company;

(c)                                  to determine prior to the payment with respect to any Individual Award Opportunity that the performance goals for a Performance Period and other material terms applicable to the Individual Award Opportunity have been satisfied;

(d)                                 to determine whether, and under what circumstances and subject to what terms, an Individual Award Opportunity is to be paid in cash or in Restricted Stock Units, or partly in cash and partly in Restricted Stock Units;

(e)                                  to determine whether, and under what circumstances and subject to what terms, an Individual Award Opportunity is to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and

(f)                                   to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3.                            Delegation of Power.  The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee shall not delegate its power and authority to an executive officer with respect to the participation or determination of bonuses for such executive officer.

IV.
Performance Goals

4.1.                            Establishing Performance Goals.  The Committee shall establish for each Performance Period one or more performance goals for each Participant or for any group of Participants (or both).  For the avoidance of doubt, the performance goals established for the Performance Period may consist of any objective corporate-wide or Affiliate, division, operating unit or individual measures, whether or not listed herein.  Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time.

4.2.                            Impact of Extraordinary Items or Changes in Accounting.  The Performance Criteria utilized in establishing performance goals under the Plan for any given Performance Period shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited consolidated financial statements, to the extent applicable, without regard to (a) extraordinary, infrequently occurring, nonrecurring or unusual items, as determined by the Company’s independent public accountants in accordance with GAAP or (b) changes in accounting, as determined by the Company’s independent public accountants in accordance with GAAP, unless, in each case, the Committee decides otherwise.  Notwithstanding anything herein to the contrary, the Committee may determine to adjust the applicable performance goals to include or exclude components of any performance goal, including, without limitation, foreign exchange gains and losses, asset writedowns, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, noncash items, one-time events affecting the Company or its financial statements or changes in law (“Adjustment Events”).  In the sole discretion of the Committee, the Committee may amend or adjust the performance goals or other terms and conditions of an outstanding award in recognition of any Adjustment Events.

V.
Individual Award Opportunities

5.1.                            Terms.  For each Performance Period, the Committee shall establish an Individual Award Opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals.  The targets may be based upon the Participant’s Annual Base Salary or a multiple thereof.  In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any Individual Award Opportunity that would otherwise be made to any Participant or to decide that no payment shall be made.

5.2.                            Vesting.  The Committee may, in its sole discretion, specify that rights to receive payments related to an Individual Award Opportunity may be (a) subject to a vesting schedule (e.g., pro-rata vesting, cliff vesting or other vesting schedule), or (b) fully vested when an Individual Award Opportunity target has been met.

5.3.                            Payments.  Payments with respect to Individual Award Opportunities shall be made in cash or in Restricted Stock Units, or partly in cash and partly in Restricted Stock Units, and shall be made at the time determined by the Committee after the end of the Performance Period for which the awards are payable, provided that no such payment shall be made unless and until (i) such payments are vested (if such payments are subject to a vesting schedule) and (ii) the Committee has certified in writing the extent to which the applicable performance goals for such Performance Period have been satisfied.  The timing of payments shall in all instances either (i) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (ii) comply with Section 409A of the Code and provided, further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture.

VI.
General

6.1.                            Effective Date.  The Plan shall be effective for Performance Periods beginning on and after January 1, 2018.

6.2.                            Amendments and Terminations.  The Committee may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation.  The Committee may terminate the Plan at any time.

6.3.                            Non-Transferability of Awards.  No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company.  Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

6.4.                            Tax Withholding.  The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

6.5.                            No Right of Participation or Employment.  No person shall have any right to participate in the Plan.  Neither the Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company or any Affiliate or affect in any manner the right of the Company or any Affiliate to terminate the employment of any person at any time without liability hereunder.

6.6.                            Designation of Beneficiary.  If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death.  Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee.  The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse.  The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations.  If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the

Participant, then each outstanding award shall be payable to the Participant’s executor, administrator, legal representative or similar person.

6.7.                            Governing Law.  The Plan and each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.8.                            Other Plans.  Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its Affiliates, unless either (a) such other plan provides that compensation such as payments made pursuant to the Plan are to be considered as compensation thereunder or (b) the Board or the Committee so determines in writing.  Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.9.                            Binding Effect.  The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs.  If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.2.

6.10.                     Unfunded Arrangement.  The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or its Affiliates for payment of any benefit hereunder.  No Participant shall have any interest in any particular assets of the Company or its Affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

6.11.                     Clawback.  Any amount paid under the Plan is subject to recovery by the Company or any other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

As adopted by the Management Development and Compensation Committee of the Board of Directors on February 8, 2018.